Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-26248) of First United Corporation of our report dated March 9, 2006 with respect to the consolidated financial statements of First United Corporation as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, included in this Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 9, 2007